EXHIBIT 10.1
                                                                    ------------










                            MASTER SERVICES AGREEMENT

                                     BETWEEN

                          ThinkFire Services USA, Ltd.

                                       And

                       Network-1 Security Solutions, Inc.

                       For Consultation and Representation
                           Related to Patent Licensing

           MASTER SERVICES AGREEMENT - CONSULTATION AND REPRESENTATION
                           RELATED TO PATENT LICENSING

            This MASTER SERVICES AGREEMENT (this "AGREEMENT") is effective as of November 30, 2004 (the "EFFECTIVE DATE") by and between Network-1 Security Solutions, Inc., a Delaware corporation, having offices at 445 Park Avenue, Suite 1028, New York, New York 10022, United States of America, ("NETWORK-1"), and ThinkFire Services USA, Ltd., a Delaware corporation, having offices at 53 Frontage Road, Perryville Corporate Park III, Clinton, NJ 08809 ("ThinkFire").

            WHEREAS, Network-1 is the legal owner of U.S. Patent 6,218,930 as set forth in Appendix 3 (the "PATENT") which it acquired from Merlot Communications, Inc. ("MERLOT") in November 2003; and

            WHEREAS, ThinkFire has certain intellectual property consulting expertise and capability in the evaluation of patents and the marketing, management and commercial licensing of rights in patents; and

            WHEREAS, Network-1 is interested in and ThinkFire desires to pursue the licensing of the Patent to potential licensees to be identified by ThinkFire in consultation with Network-1.

For good and valuable consideration, Network-1 and ThinkFire (the "PARTIES" and, individually, a "PARTY") agree as follows:

            "LICENSE AGREEMENT" shall mean a written agreement, entered into in accordance with this Agreement, granting a license under the Patent to a Licensee.

            "LICENSEE" shall mean the Person identified as a party to and receiving rights and assuming obligations under a License Agreement entered into in accordance with this Agreement.

            "PERSON" means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any governmental body.

            "RELATED COMPANIES" means, with respect to a named entity, any Subsidiaries, parents and parent's Subsidiaries of each named entity.

            "RELATED COMPANIES" of Network-1 means Network-1's Subsidiaries.

            "SUBSIDIARY" of a company means a corporation or other legal entity
(i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a Subsidiary of such company only as long as such control or ownership and control exists.

            "TERM" shall have the meaning assigned in Section 2.1.

            1. ThinkFire Appointment and Services

            During the Term hereof and solely for a scope commensurate with each Statement of Work hereunder, and subject to the provisions of Sections 4.2 and
4.3 of this Agreement, Network-1 hereby grants to ThinkFire an exclusive (except for Network-1 and its Related Companies, and except as provided in 1.1(h) below), nontransferable, worldwide right to negotiate License Agreements for the Patent, solely with respect to those potential Licensees identified in a Statement of Work, on behalf of Network-1 pursuant to this Agreement. No License Agreement negotiated by ThinkFire hereunder shall be of any force or effect with respect to a non-Party until approved by and executed in writing by Network-1.

            With respect to any License Agreement executed in accordance with this Agreement, nothing contained herein shall be construed to limit Network-1's discretion in amending, replacing, terminating or modifying in any way a License Agreement(s) for any reason, provided that the Fee paid to ThinkFire pursuant to
Section 3 hereof shall be calculated from the total compensation received by Network-1 under the amended License Agreement, including any cash and non-monetary consideration received by Network-1, including but not limited to services, products, supply agreements, or otherwise. Further, the Parties agree that any such amended License Agreement shall thereafter be subject to the terms of this Agreement, as applicable.

            1.1 STATEMENTS OF WORK

            Network-1 and ThinkFire agree that any and all licensing efforts in accordance with this Agreement shall be individually set forth in Statements of Work, which shall be in a form substantially set forth in Appendix 4 to this Agreement and incorporated herein. Each Statement of Work, when approved by Network-1 and ThinkFire, will authorize ThinkFire to engage in specified activities related to the licensing of the Patent to specified potential Licensees. Network-1's obligations to pay any fees to ThinkFire shall be limited to those potential Licensees identified in a Statement of Work that has been approved by Network-1. A separate Statement of Work shall be prepared for each prospective Licensee. Each Statement of Work will include one or more of the following as appropriate for that Statement of Work:

                  (a) an initial view of each identified potential Licensee's products or services that may be using the inventions covered by the Patent;

                  (b) terms and conditions approved for use by ThinkFire in negotiating with each potential Licensee, including, but not limited to, a minimum royalty revenue acceptable to Network-1 for entering into any License Agreement.

                  (c) an estimate (expressed as a range of royalty rates multiplied by an estimated range of impacted revenue being realized by the potential licensee from the sale of products that may be using the inventions covered by the Patent) of potential royalties that might be realized from a successfully negotiated License Agreement;

                  (d) the ThinkFire Rate (described below in Section 3) for each potential Licensee;

                  (e) the Termination Fee (described below in Section 4.2) for each potential Licensee;

                  (f) responsibilities for accomplishing the set of tasks to be accomplished and deliverables to be provided under the Statement of Work, which tasks and deliverables are identified in Section 1.2; and,

                  (g) projected timeline for the tasks to be undertaken.

                  (h) ThinkFire will identify whether the potential Licensee that is the subject of the proposed Statement of Work has been or is currently a client of ThinkFire's up to the time of the Parties' execution of the Statement of Work. If, after entering into a Statement of Work, a potential Licensee that is the subject of any executed Statement of Work becomes a potential client of ThinkFire, ThinkFire shall - prior to entering into any client relationship with such potential client - consult with Network-1 about the potential conflict of interest that might be created. If, after such consultation, ThinkFire elects to enter into a client relationship with such potential Licensee, Network-1 shall have the right by written notice to terminate the Statement of Work related to that potential Licensee and, in such event, shall have no obligation to pay ThinkFire with respect to that terminated Statement of Work (i) the Termination Fee; or (ii) the ThinkFire Fee as set forth in Section 4.3 below. Such termination shall have no effect on Network-1's obligation to pay to ThinkFire other Termination Fees or ThinkFire Fees associated with other Statements of Work. Upon such termination, Network-1 or its representative shall be free to pursue the licensing of the potential Licensee that is the subject of such terminated Statement of Work.

            New Statements of Work may be added to Appendix 4 from time to time by agreement of the Parties and incorporated in this Agreement upon execution by both Parties. Network-1 has provided ThinkFire with copies of all agreements between Network-1 and Merlot with respect to Network-1's acquisition of the Patent in November 2003, and copies of all license agreements related to the Patent, so as to inform ThinkFire of potential existing "ENCUMBRANCES" relating to the Patent, and in no event will Network-1 intentionally withhold information relating to Encumbrances if any exist. Such Encumbrances shall include available information regarding all licenses, reservations, grants or transfers of rights, title, interest, or any other encumbrance or obligation. Subject to Section 4.2 and 4.3 below, the final decision whether to enter into any license agreement or settle any litigation shall remain the sole right of Network-1.

            1.2 THINKFIRE SERVICES

            Upon execution of this Agreement, ThinkFire will undertake a detailed examination of the Patent, including a review of the file histories of the Patent. In addition, ThinkFire will undertake a detailed analysis of product or service types that are potentially using the inventions covered by the Patent and, upon the identification of such product or service types, will identify specific leading products or services (as determined by revenue) of each such product or service type.

            For each presented licensing opportunity ThinkFire will describe its preliminary analysis for each proposed licensing activity, and provide Network-1 with a draft Statement of Work (as set forth above). Within ten business days following each such presentation, Network-1 will either reject each presented licensing opportunity or execute the Statement of Work authorizing ThinkFire to initiate Services to pursue such licensing activity. If there are disagreements between the Parties regarding the Statement of Work, the Parties agree to confer to seek to resolve such disagreements and this shall extend by 10 days the time period for Network-1 to execute or reject the Statement of Work.

            Immediately following the execution of a Statement of Work in substantially the form attached as Appendix 4, ThinkFire will initiate its licensing activities related to that Statement of Work. Specifically, ThinkFire will undertake the detailed planning, preparation, negotiation and implementation of that licensing effort ("SERVICES"), in cooperation and subject to the prior approval of Network-1, as specified in that Statement of Work. This work includes:

                  o Detailed review of public information relating to selected products and services of potential Licensee for evidence of likely impact by the Patent;

                  o When required, acquisition and initial testing of selected products and/or services for evidence of infringement, using outside experts as necessary;

                  o Preparation of proof packages (including claim charts) to support finding of use of the inventions covered by the Patent by the selected products and services of the potential Licensee;

                  o Initial notice of likely use of the Patent to the potential Licensee;

                  o Meetings and correspondence with potential Licensee relating to asserted use of the Patent by potential Licensee, including at-table presentation of proof in support of such asserted use;

                  o Preparation and presentation of all counter-rebuttals to potential Licensee's rebuttals to the assertion (whether invalidity, non-infringement, or some other defense), and preparation and presentation of the rebuttal to any counter-assertions made by the potential Licensee (Network-1 hereby agrees to cooperate with ThinkFire in preparing counter-assertion responses, making reasonably available Network-1 personnel who possess knowledge of the products to which the counter-assertions are directed). At ThinkFire's expense, this shall include (i) review of file history and documentary background of each of potential Licensee's patent counter-asserted by potential Licensee; (ii) gathering of additional background materials related to each counter-asserted patent; (iii) engagement of experts, if required, for development of proofs in support of non-use of counter-asserted patent;
                        (iv) engagement of experts, if required, for development of proofs of invalidity or non-assertability of counter-asserted patent; and (v) preparation and presentation of the rebuttal to all counter-assertions;

                  o Preparation of draft and final License Agreement documents (subject to the review of Network-1 and its counsel), as the case may be, to be executed by Network-1 and the Licensee; and

                  o ThinkFire will bear the burden of all of the expenses and disbursements that it incurs in carrying out these activities.

            At all times while pursuing a licensing opportunity, ThinkFire will use accepted professional standards to avoid the filing of a declaratory judgment action by the potential Licensee. Network-1 understands and agrees that in spite of ThinkFire's observance of such standards, it is possible that a potential Licensee may nonetheless file for such declaratory relief. In the event this occurs while ThinkFire is pursuing a licensing opportunity under a Network-1-approved Statement of Work, Network-1 and ThinkFire agree to cooperate in opposing any such attempt by the potential Licensee to obtain a declaratory judgment. Network-1 will be responsible for all reasonable legal fees associated with this effort. All out of pocket expenses incurred with respect to such legal proceeding (but not legal fees) including, without limitation, expert fees, transcripts, etc., paid to third parties by Network-1 as a result of such opposition will be reimbursed from the proceeds of royalties obtained from the potential Licensee under a License Agreement, settlement or judgment obtained pursuant to such licensing opportunity. Such reimbursements shall be deducted from such royalties prior to the calculation and payment of ThinkFire's Fee (described below).

            Network-1 personnel may observe and participate in any and all activities conducted by ThinkFire in accordance with this Agreement, if Network-1 so chooses. ThinkFire personnel will be responsible for conducting the actual negotiation consistent with maximizing the royalty payments to Network-1 and, absent the consent of Network-1, only Network-1 and ThinkFire personnel may participate in such negotiation. Thinkfire, as Network-1's representative, has no right or authority to bind Network-1 to any agreement or obligation of any kind without the written agreement of Network-1.

            ThinkFire will regularly report results of all ThinkFire Services to the CEO and Chairman or counsel of Network-1. The Parties understand and agree that certain of the information exchanged between them and counsel will be subject to attorney-client privilege and/or attorney work product protection, and will expend all reasonable efforts to preserve such privilege and/or work product protection.

            2. TERM AND TERMINATION

            2.1 TERM AND BENCHMARKS

                  (a) Unless earlier terminated as provided in Section 2.2, the term of this Agreement (the "TERM") will begin on the Effective Date and end upon the completion or termination of the last Statement of Work under this Agreement. Unless expressly agreed otherwise by the Parties, upon the fifth anniversary of the Effective Date (the "EXPIRATION DATE"), no new Statement of Work shall be added to this Agreement.

                  (b) If within one year of the Effective Date, ThinkFire has not presented claim charts to at least three potential licensees, and within two years has not presented to Network-1 a license agreement with at least one potential Licensee meeting the terms set forth in an approved Statement of Work and absent pending litigation or any other legal proceeding involving the Patent, Network-1 shall have the right to terminate this Agreement without having any further obligations to ThinkFire.

            2.2 Subject to the provisions of Sections 4.2 and 4.3 of this Agreement, any Party may terminate this Agreement or any Statement of Work under this Agreement for any reason upon sixty day's written notice. Termination of this Agreement terminates all Statements of Work under this Agreement.

            2.3 In the event of any uncured material breach of this Agreement by ThinkFire or its Subsidiaries, Network-1 may, in addition to any other remedies that it may have, at any time terminate all the rights and licenses granted by Network-1 to ThinkFire under any Statements of Work in which a License Agreement has not been entered into with the potential Licensee identified in the Statement of Work, by not less than thirty (30) days written notice to ThinkFire specifying any such breach, unless such breach specified therein shall have been remedied. If there is termination by Network-1 for any uncured material breach of this Agreement by ThinkFire, Network-1 shall have no further obligations to ThinkFire except with respect to licensing agreements that have been executed prior to the date of such termination.

            In the event of any uncured material breach of this Agreement by Network-1 or its Related Companies, ThinkFire may, in addition to any other remedies that ThinkFire may have, at any time terminate all the rights and licenses granted by ThinkFire to Network-1 hereunder by not less than thirty
(30) days written notice to Network-1 specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

            2.4 Except as otherwise provided herein, Section 3 (Fees), Section 4 (Payments), Section 7 (Proprietary Rights), Section 8 (Confidentiality) and
Section 10 (Miscellaneous) of this Agreement will survive the termination or expiration of this Agreement or any Statements of Work under this Agreement. Notwithstanding any termination or expiration of this Agreement, unless otherwise provided herein or agreed by the Parties, the Parties will remain obligated, subject to the terms of this Agreement, to make all payments otherwise due under this Agreement or any Statement of Work under this Agreement, including payments due for any License Agreement, settlement or judgment executed or entered into as a result of ThinkFire's

Services authorized by any Statement of Work. As applicable and subject to all payment caps, the payment obligation will continue for the duration of any such License Agreement, settlement or judgment.

            2.5 The termination of this Agreement for any reason shall not affect the terms of any License Agreement, settlement or judgment executed or entered into during the Term of the Agreement by Network-1, and all licenses granted to or by Network-1 under such License Agreements hereunder shall survive and continue after any termination of this Agreement.

            3. FEES

            In consideration for ThinkFire's performance of Services, Network-1 will pay ThinkFire a fee (the "THINKFIRE FEE") equal to the product of the applicable rate as specifically set forth in the schedule set forth in the applicable Statement of Work (the "THINKFIRE RATE") multiplied by the Net Royalties. "NET ROYALTIES" shall mean all amounts paid to Network-1 under a License Agreement, settlement or judgment, by way of a negotiated agreement, litigation or otherwise, by each potential Licensee identified on a Statement of Work (the "GROSS ROYALTIES") minus (i) any out of pocket disbursements (e.g. expert fees, transcripts, travel expenses, etc.) Network-1 has paid to or incurred from third parties that are directly related to that specific potential Licensee and that are directly related to the enforcement of the Patent (but specifically excluding legal fees paid (contingent or otherwise) to law firms or others); and (ii) any withholdings or deductions only for royalty withholding taxes actually withheld from Gross Royalties by a Licensee as required by a governmental authority (except to the extent that Network-1 is able to utilize any tax credit available to it from such withholdings or deductions). Such Net Royalty amounts shall include royalties or other amounts received under applicable License Agreements, settlement payments, amounts received under a judgment, or other amounts received by Network-1 from that Licensee in accordance with, or as a consequence of, an executed License Agreement, settlement or judgment, by way of negotiated agreement, litigation or otherwise, including the value of any non-monetary consideration received by Network-1 such as in the form of services, products, supply agreements, or otherwise. If Network-1 and ThinkFire are unable to agree on the appropriate value of such non-monetary consideration, if any, the procedures provided in Section 9 hereof shall apply to resolution of the fair market value of such non-monetary consideration. The ThinkFire Rate shall be set forth in each Statement of Work as a range of percentages, and in consideration of the substantial effort of Network-1 in identifying potential licensees, and in further recognition of the focused licensing effort surrounding the Patent, such ThinkFire Rate shall not exceed twenty percent (20%), and may be set depending upon such factors as the existence of litigation, expected reverse engineering requirements, particular issues related to a potential Licensee, and such other factors that the Parties may agree upon.

            4. PAYMENTS

            4.1 Licenses executed as a result of ThinkFire's Services hereunder will provide for the Licensee to pay Network-1 the Gross Royalties less any Related Taxes (as defined below) withheld or deducted by the Licensee (the "COLLECTED ROYALTIES"). License Agreements executed as a result of ThinkFire's Services will in any event include a term requiring the Licensee to provide to ThinkFire a royalty report detailing the Gross Royalties and the Collected Royalties concurrently with making any payment or report to Network-1. ThinkFire agrees that negotiation for inclusion of this provision shall not jeopardize or delay the conclusion of a License Agreement. In the event that the licensee fails for any reason to provide the royalty report, Network-1 will provide a royalty report to ThinkFire if Network-1 has received such a report or has received a royalty payment absent a report from the Licensee. If for any reason ThinkFire receives an invoice or bill for Related Taxes payable by Network-1, ThinkFire will forward to Network-1 the invoice received by ThinkFire. If the invoice for Related Taxes has been issued to ThinkFire, Network-1 agrees to immediately contact the taxing authority and seek to have the invoice issued directly to Network-1. If this action by Network-1 or the taxing authority does not occur and ThinkFire is required to pay such invoice, Network-1 agrees to promptly reimburse ThinkFire for payment of such Related Taxes upon receipt by Network-1 of an invoice reflecting such payment by ThinkFire. In no event will ThinkFire be responsible or liable for the Licensee's collection or withholding of Related Taxes. Network-1 will pay the ThinkFire Fee without regard to any dispute between a Licensee and Network-1 regarding Related Taxes.

            4.2 If, after approving a particular Statement of Work, Network-1 subsequently requests that ThinkFire stop its Services and/or licensing efforts under such Statement of Work, or elects not to sign a License Agreement that is substantially consistent with terms set forth in such Statement of Work, or notifies ThinkFire that a particular potential Licensee is no longer subject to ThinkFire's Services under this Agreement or an approved Statement of Work, Network-1 will pay ThinkFire a Termination Fee (the "TERMINATION FEE") for its actual time (calculated by multiplying the rates applicable to each ThinkFire employee or consultant performing Services as set forth in the ThinkFire Schedule of Hourly Professional Fees as set forth in the applicable Statement of Work (which may be amended from time to time by ThinkFire) times the hours spent by each such ThinkFire employee or consultant performing Services times 150%) and reasonable out-of-pocket expenses incurred by ThinkFire directly related to the licensing opportunity, as identified in written documentation thereof to Network-1, up to a pre-agreed cap which will be set forth for each potential Licensee in each Statement of Work.

            If Network-1 notifies ThinkFire that the Patent is no longer subject to ThinkFire's Services under this Agreement or an approved Statement of Work, and the withdrawal of such Patent was not (a) approved in advance by ThinkFire and (b) materially adversely impacts ThinkFire's ability to complete a license transaction with a potential Licensee consistent with the terms set forth in the applicable Statement of Work, or materially adversely impacts the potential royalties from such a transaction, then Network-1 will pay ThinkFire the Termination Fee (as set forth above) as if a termination had occurred.

            4.3 Subject to the provisions of Sections 2.1 and 2.3, if Network-1
(i) terminates ThinkFire Services with respect to a specific potential Licensee under a particular Statement of Work; or (ii) terminates this Agreement or all licensing and sales efforts set forth in all Statements of Work executed pursuant to this Agreement, Network-1 will nonetheless pay ThinkFire the ThinkFire Fee for any License Agreement executed within four years of such termination by Network-1 if such License Agreement is between Network-1 and a Licensee who is identified as a potential Licensee in any approved Statement of Work under which ThinkFire Services have been terminated and if:

                  (a) ThinkFire has invested, and provided written documentation thereof to Network-1, substantial time and effort in preparing for licensing discussions with such Licensee, or has engaged in substantial and material licensing discussions with such Licensee; and

                  (b) Network-1 or any non-Party acting on behalf of Network-1 engages in litigation, settlement discussions or other negotiations with the Licensee while such approved Statement of Work is in effect or within twenty four months after termination by Network-1 of ThinkFire Services with respect to the Patent or within twenty four months of terminating the Statement of Work related to that Licensee.

            Payments due to ThinkFire under the above portion of this Section
4.3 will be reduced by any payments paid to ThinkFire under the provisions of
Section 4.2 of this Agreement, but in no event shall the payment be less than the Termination Fee.

            4.4 Notwithstanding the preceding portion of this Section 4, ThinkFire will not be entitled to the ThinkFire Fee (including any Termination Fee(s)) related to a potential Licensee under this Agreement if:

                  (a) ThinkFire pursued negotiations with the potential Licensee based on the terms and conditions contained in a Statement of Work, but notified Network-1 in writing that it was abandoning the licensing effort or effectively abandons the licensing effort by (i) failing to actively pursue licensing discussions with the prospective Licensee, provided Network-1 has given ThinkFire thirty (30) days written notice of its decision to invoke this subparagraph (a) unless ThinkFire immediately resumes and sustains active licensing discussions with the potential Licensee; or (ii) failing to sustain such active negotiations after receiving such notification from Network-1; or

                  (b) ThinkFire terminates a Statement of Work, or Network-1 terminates a Statement of Work pursuant to Section 1.1(h) above; or

                  (c) ThinkFire terminates this Agreement before Network-1 executes a License Agreement with the Licensee, unless such termination is the result of Network-1's breach of this Agreement and such breach has not been cured within thirty (30) days following written notice by ThinkFire to Network-1 of the existence of such a breach; or

                  (d) Network-1 terminates this Agreement for cause, which is hereby defined as:

                        (i) ThinkFire ceases to exist, or files for bankruptcy protection; or

                        (ii) ThinkFire breaches this Agreement, and such breach is not cured within thirty (30) days following written notice by Network-1 to ThinkFire of the existence of such a breach.

            4.5 ThinkFire will use accepted professional efforts in the licensing community to minimize the threat to Network-1 of litigation resulting from ThinkFire's performance of Services. The decision of whether to litigate any dispute with a third party will be at the sole discretion of Network-1. Network-1 will immediately notify ThinkFire in writing of any decision to file or respond to any litigation involving a potential Licensee identified in any Statement of Work.

            Unless otherwise agreed between ThinkFire and Network-1, subject to the terms of any litigation contingency agreement that Network-1 enters into, Network-1 will bear the cost of and manage any litigation relating to any potential Licensee identified in any Statement of Work. This provision will not apply to any dispute regarding this Agreement between Network-1 and ThinkFire, which dispute will be resolved under the provisions of Section 9.

            4.6 Network-1 will pay ThinkFire:

                  (a) any and all ThinkFire Fees no later than forty-five (45) days after receipt by Network-1 of the royalties, purchase proceeds, settlement payment or amount received under a judgment used in calculating such ThinkFire Fees under Section 3 above; and

                  (b) any and all Termination Fees no later than forty-five (45) days after receipt by Network-1 of a detailed invoice from ThinkFire.

                  (c) All other payments by Network-1 to ThinkFire required under this Agreement shall be payable within forty-five (45) days following the receipt of a ThinkFire invoice to Network-1 or within forty-five (45) days of receipt by Network-1 of amounts to be paid to ThinkFire, whichever occurs first. In the event any law or government regulation requires Network-1 to withhold income taxes from any amounts due ThinkFire, Network-1 will deduct the minimum allowable withholding amount from the amount due ThinkFire and provide to ThinkFire payment equal to the amount due minus the withheld taxes, along with a tax receipt issued in the name of ThinkFire Services USA Ltd. for the withheld taxes. Any amount not paid to ThinkFire when due for any payment obligation by Network-1 in this Agreement will bear interest until paid at the average monthly Prime Rate plus 0.5% (6% annually) quoted by Citibank in New York City, New York between the due date and the actual payment date.

            4.7 Except as otherwise explicitly set forth in this Agreement, ThinkFire will be responsible for its own costs and expenses related to performance of its obligations under this Agreement, including costs for consultants, reverse engineering or any other service, provided that those services were requested by ThinkFire. Network-1 will be responsible for its own costs and expenses related to performance of its obligations under this Agreement, including costs for consultants, or any other service, provided those services were requested by Network-1.

            5. TAXES

            5.1 Network-1 will bear the cost of any and all Related Taxes arising from or imposed on or as a result of revenues associated with the provision or license of the Patent set forth in any Statement of Work. Network-1's obligations with respect to Related Taxes will not, however, apply to any taxes that are based on or measured by ThinkFire's or its employees' net income, or any indirect taxes that are associated with ThinkFire's rendering of Services under this Agreement (excluding, for the avoidance of doubt, the Related Taxes to be borne by Network-1 pursuant to the first sentence of this Section 5.1). "RELATED TAXES" means any taxes, assessments, duties, permits, tariffs, fees and other charges of any kind, however, assessed, charged or levied now or hereafter, including without limitation sales, use, state, local, provincial, property, gross receipts, excise, transaction, goods and services, value-added or similar taxes, or other taxes or amounts of whatever nature or in lieu thereof, and all fines, penalties, interest, additions to taxes (penalty in nature) or similar liabilities imposed in connection therewith. This section does not apply to any Related Taxes imposed by law or government regulation on the Licensee of the Patent.

            5.2 All reports and returns, required to be filed, with regard to Related Taxes will be prepared and filed in a timely manner by either ThinkFire or Network-1 as required by the applicable taxing authority to file the reports and returns. If ThinkFire takes a position in support of a Network-1 position on any form, in any return, on audit or otherwise at Network-1's request, Network-1 will bear the cost of and will pay or reimburse ThinkFire for the payment of any and all expenses and liabilities, including without limitation Related Taxes, costs, reasonable attorneys' and accountants' fees and other expenses or disbursements arising out of, attributable to or in connection with any audit or contest of such Related Taxes, or any claim or assessment claimed by any taxing authority.

            5.3 Network-1 and ThinkFire will reasonably cooperate with one another in the minimization of taxes to the extent legally permissible.

            6. AUDITS

            6.1 At the request of a Party hereto, the other Party agrees to permit an annual audit of the other Party's relevant accounting records to the extent provided in this Section 6 to ensure compliance with the payment terms of this Agreement.

            6.2 An independent accounting firm selected by the Party requesting the audit shall conduct the audit. Neither ThinkFire nor Network-1 will compensate any auditor on a contingency basis. The auditors will be bound to keep the audit, the audit results and all information received in the course of performance of the audit confidential, under confidentiality terms as least as restrictive as set forth in the Nondisclosure Agreement (NDA) referenced in
Section 8.1 of this Agreement, except as necessary to disclose discrepancies to the Parties.

            6.3 The auditors will conduct the audit during the normal business hours of the audited party at the location of the audited Party's relevant accounting records. The cost of an audit will be borne by the Party requesting the audit unless the audit discloses a material discrepancy, in which case the cost of the audit shall be borne by the audited Party. A discrepancy will be deemed material if it involves an underpayment of more than ten percent of the amount due in any calendar quarter. Audits will not unreasonably interfere with the audited Party's business activities. An audit may cover more than a twelve-month period, provided that, (a) the period has not previously been audited, and (b) no audit may cover more than three years.

            6.4 Upon completion of an audit that discloses an underpayment of ten percent or more, the underpaying Party will promptly pay the underpayment, interest due (but only if it can be demonstrated that such underpayment was due to a willful or negligent act or inaction by the underpaying Party) at the average monthly Prime Rate quoted by Citibank in New York City, New York between the missed due date and the actual payment date and, if applicable, the cost of the audit. In the event any audit discloses any overpayment by Network-1, ThinkFire will promptly refund the full amount of any such overpayment to Network-1. Further, independent of any such audit, ThinkFire will credit to Network-1 the amount of any overpayment of Fees (including Termination Fees) made in error which is identified and fully explained by Network-1 in a written notice to ThinkFire delivered within twelve months after the due date of the payment which included such alleged overpayment. ThinkFire shall have the right, pursuant to the provisions of Section 6.3, to verify to its own satisfaction, the existence and extent of the overpayment.

            6.5 The Parties will keep all records, files, documents and correspondence relating to the relevant accounting records for determining payments in accordance with this Agreement available for audit for at least three years following their date of creation.

            7. PROPRIETARY RIGHTS

            7.1 The following terms are defined as follows for purposes of this
Agreement:

                  (a) "PATENT" means U.S. Patent 6,218,930 and any foreign counterparts, continuations, divisions, continuations-in-part, reissues thereof or any other applications claiming priority thereto.

                  (b) "THINKFIRE LICENSING MATERIALS" means (i) all materials supplied by ThinkFire to Network-1 as a licensing proposal, whether or not a Statement of Work results from those materials; (ii) all information that is supplied to Network-1 by ThinkFire in Statements of Work; (iii) all supporting documentation produced by ThinkFire in preparation for, or in the conduct of, its Services, including, but not limited to, all claim charts, negotiation notes and files, and royalty forecasts developed, prepared or created by ThinkFire in furtherance of this Agreement and used in performing the Services except for information provided by Network-1 to ThinkFire; (iv) all non-Network-1 confidential information associated with and/or contained in the materials prepared by ThinkFire for Network-1 and made available to Network-1 except for information provided by Network-1 to Thinkfire; and (v) any know-how independently generated by ThinkFire and contained in the materials prepared by ThinkFire for Network-1 and made available to Network-1.

            7.2 ThinkFire will own all right, title and interest in and to the ThinkFire Licensing Materials, and to all intellectual property rights created or developed by ThinkFire in the course of conducting Services and incorporated into the ThinkFire Licensing Materials. ThinkFire grants to Network-1 a limited, nonexclusive, nontransferable, worldwide license to the ThinkFire Licensing Materials for the sole use of Network-1 in meeting their obligations and fulfilling the purposes as specifically set forth in this Agreement which shall include, among other uses, use of the Licensing Materials in connection with any litigation or proceeding at the U.S. Patent Office pertaining to the Patent, and for no other purpose. The license includes the right to copy and use copyrighted material for this allowed use.

            8. CONFIDENTIALITY

8.1 Concurrently with the execution of this Agreement, the Parties shall enter into a Non-Disclosure Agreement in the form attached to this Agreement as Appendix 2.

            8.2 Network-1 and ThinkFire agree that in anticipation of this Agreement and while performing Services under this Agreement, ThinkFire has prepared and will prepare numerous documents that may be disclosed to Network-1, including documents prepared in anticipation of litigation. To the extent any privilege or work product immunity exists in those documents, Network-1 and ThinkFire intend that there shall be no waiver of such privilege or work product status through their communications, and further agree that they will take all reasonable actions to establish and maintain a community of interests between us.

            9. DISPUTE RESOLUTION

            9.1 In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (a "DISPUTE"), any Party may request in writing that such dispute be resolved as provided in this
Section 9. Upon making or receiving a Dispute resolution request, each Party involved in the Dispute will immediately designate a senior business executive who is not directly involved in the dispute to attempt to resolve the Dispute. The executives will meet as often as they deem appropriate to gather and furnish to each other relevant information with respect to resolution of the Dispute. The executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding. No formal proceedings for the resolution of the Dispute under Section 9.2 may be commenced until the earlier to occur of (a) a mutual good faith conclusion by the executives that amicable resolution of the Dispute through continued negotiation of does not appear likely, or (b) thirty days after the initial request to negotiate the Dispute.

            9.2 The Parties will resolve any Dispute not resolved in accordance with Section 9.1 by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then applicable. One arbitrator will be selected by the mutual agreement of the Parties or, failing that, by the AAA, and the arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (a) persons with knowledge of relevant facts and
(b) expert witnesses, their opinions and the basis of their opinions. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof.

            9.3 The Arbitrator will, within fifteen calendar days after the conclusion of the Arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator will be authorized to award compensatory damages, but will NOT be authorized (i) to award non-economic damages, (ii) to award punitive damages, except for damages arising from willful or intentional misconduct, or
(iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily mandated. The Arbitrator also will be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.

            9.4 Any arbitration conducted pursuant to this Section 9 will take place in New York, New York, U.S.A. Each Party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the Arbitrator. Other than those matters involving injunctive relief or any action necessary to enforce the award of an arbitrator, the Parties agree that the provisions of this Section 9 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the performance of Services by ThinkFire. Nothing in this Section 9 prevents the Parties from exercising their right to terminate this Agreement in accordance with Section 2, but resolution of any Dispute arising out of this Agreement will continue to be governed by the terms of this Section 9.

            9.5 By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a claim between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

            10. MISCELLANEOUS

            10.1 Network-1 represents and warrants to ThinkFire, and ThinkFire represents and warrants to Network-1, that each has the right to enter into this Agreement.

            10.2 ThinkFire agrees that it shall not hold itself out as having authority to execute or otherwise enter into any binding contracts or other agreements for or on behalf of Network-1 or its Related Companies, nor shall ThinkFire execute or otherwise enter into any binding contracts or other agreements for or on behalf of Network-1 or its Related Companies.

            10.3 LIMITATION OF LIABILITY

            EACH PARTY ACKNOWLEDGES THAT THE NATURE OF THE ACTIVITIES AND THE SERVICES TO BE PROVIDED BY THE OTHER PARTY ARE SUCH THAT THEIR ULTIMATE OUTCOME IS UNCERTAIN AND THAT NO PARTY PROVIDES ANY GUARANTEE OF ANY POSITIVE RESULT. ALL INTELLECTUAL PROPERTY, INFORMATION, PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED ON AN AS-IS BASIS. NO PARTY

            PROVIDES ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES AND GUARANTEES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

            Other than for obligations pursuant to Section 3 (Fees), Section 4 (Payments), Section 5 (Taxes), or for intentional or willful misconduct,

                  (a) No Party (or its Related Companies) shall be liable for special, incidental, consequential, indirect, punitive, extraordinary or exemplary damages, including, but not limited to, loss of profits, loss of data or loss of use damages arising out of this Agreement, even if it has been advised of the possibility of such damage; and

                  (b) The Parties expressly acknowledge that the limitations and exclusions set forth in this Section 10.3 have been the subject of active and complete negotiation between the Parties. Such limitations and exclusions represent the Parties' agreement, taking into account each Party's level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each Party hereunder. The provisions of this Section 10.3 will survive the expiration or termination of this Agreement for any reason.


            10.4 RIGHT TO ENGAGE IN OTHER ACTIVITIES

            Subject to Section 1.1(h) above, Network-1 acknowledges and agrees that ThinkFire may provide services for others similar to the Services provided for Network-1. Subject to the confidentiality obligations set forth in the NDA referenced in Section 8.1 of this Agreement, nothing in this Agreement will impair ThinkFire's right to provide to any other party services similar to the Services or to acquire, license, market, distribute, develop for itself or others or have others develop for ThinkFire similar services to those contemplated by this Agreement. Prior to the execution of an Statement Work or at such time as conflicts may arise thereafter, ThinkFire shall advise Network-1 of any conflicts of interest with respect to its other clients and the provision of Services under this Agreement.

            10.5 INDEPENDENT CONTRACTORS

            The Parties are independent contractors. This Agreement will not be construed as constituting any Party as partner, joint-venturer or fiduciary of the other or creating any other form of legal association that would impose liability on one Party for the act or failure to act of the other, or as providing any Party with the right, power or authority (express or implied) to create any duty or obligation of the other.

            10.6 ENTIRE AGREEMENT

            This Agreement (including the NDA referenced in Section 8.1 of this Agreement and any schedules, appendices or exhibits hereto, each of which is hereby incorporated by reference) constitutes the full and complete statement of the agreement of the Parties with respect to the subject matter hereof and thereof and supersedes any previous or contemporaneous agreements, understandings or communications, whether written or oral, relating to such subject matter.

            10.7 AMENDMENTS; WAIVER

            Changes or modifications to this Agreement may not be made orally or through a course of dealing, but only by a written amendment or revision signed by the Parties. Any terms and conditions varying from this Agreement on any order, invoice or other notification from any Party are not binding on the others unless specifically accepted in writing by the others. Unless otherwise expressly provided in this Agreement, neither a delay nor an omission by any Party to exercise, or a course of dealing with respect to, any right or power under this Agreement will be construed to be a waiver thereof. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof.

            10.8 BINDING NATURE; ASSIGNMENT

            This Agreement will be binding on the Parties and their successors and permitted assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer upon any party other than the Parties any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). Except as noted below, ThinkFire may not, without the written consent of Network-1, assign this Agreement or any part hereof. ThinkFire may assign or provide a security interest in its rights to Network-1's payments under this Agreement to a financial institution or other third party in connection with any transaction entered into to provide financing related to this Agreement to ThinkFire, and any party receiving such an assignment or security interest may assign its rights thereunder in connection with such financing. Any Party may assign this Agreement without the consent of the other in connection with any merger, consolidation, acquisition or similar event (a "MERGER EVENT"), provided that:

                  (a) the assignee is not a competitor or potential licensee of any non-assigning Party;

                  (b) the assignee does not have a professional conflict of interest with respect to any non-assigning Party;

                  (c) the assignee agrees to be bound by the terms and conditions of this Agreement; and

                  (d) subject to the assigning Party's normal staffing practices and normal industry personnel attrition, the assignee continues to staff its obligations under this Agreement at substantially the same level before and after any such assignment, and with a high degree of continuity respecting key employees and with staff acceptable to the other Party. Consent to assignment of this Agreement in such a Merger Event shall not be unreasonably withheld.

            Notwithstanding the above, all of Network-1's rights, title and interest in this Agreement and any licenses and rights granted to it (and associated obligations thereto) hereunder may be assigned to any Related Company of Network-1. Notwithstanding the above, all of ThinkFire's rights, title and interest in this Agreement and any rights granted to it (and associated obligations thereto) hereunder may be assigned to any Related Company of ThinkFire.

            10.9 NOTICES

            All notices under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or by a commercial courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Party(s) being notified at the addresses set forth in Appendix 1. Notices addressed as provided above will be effective, (a) if delivered personally or by a commercial courier service, upon delivery, (b) if delivered by facsimile, when confirmed and (c) if delivered by mail in the manner described above, on the fifth business day after the day it is deposited in a regular depository of a governmental mail service. Any Party from time to time may change its address or designee for notification purposes by giving the other Parties notice of the new address or designee and the date upon which such change will become effective.

            10.10 EXCUSED PERFORMANCE

            No Party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming Party or its subcontractors.

            10.11 PUBLIC RELATIONS AND MARKETING REFERENCES

                  (a) Nothing in this Agreement shall be construed as conferring upon any Party any right to include in correspondence, advertising, packaging or other commercial activities, any reference to the other Party (or any of its Related Companies), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that the products or services provided hereunder is in any way certified by any other Party hereto or its Related Companies.

                  (b) The terms, but not the existence, of this Agreement and all Statements of Work subject to this Agreement shall be treated as confidential information by the Parties, and no Party shall disclose such terms to any third party without the prior written consent of the other Parties; provided however, that each Party may (i) represent to third parties that such Party is licensed or authorized to act as provided by this Agreement; (ii) disclose this Agreement and its terms to potential acquirers of, investors in or lenders to such Party (including any representatives of the parties in such transaction), or disclosures reasonably necessary in connection with the divestiture of all or any portion of a Party's respective businesses, provided such disclosure is made pursuant to a written confidentiality agreement binding upon such potential acquirer, investor, lender or other parties which contains confidentiality obligations which are no less protective than at least the same degree of care the disclosing Party normally exercises to protect its own proprietary information of a similar nature; (iii) disclose this Agreement and its terms in any arbitration, mediation or other official dispute resolution procedure pursuant to a written confidentiality agreement binding upon the parties which contains confidentiality obligations which are no less protective than at least the same degree of care the disclosing Party normally exercises to protect its own proprietary information of a similar nature; and (iv) disclose this Agreement and its terms which is requested pursuant to a judicial or governmental request, requirement or order under law, provided that such Party provides the other Party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures. In addition, this Section shall not prevent a Party from making disclosures reasonably required by law based on advice of counsel. In this regard, ThinkFire acknowledges that Network-1 is required under the securities laws based on advice of counsel to file a Form 8-K with the Securities and Exchange Commission pertaining to this Agreement and file this Agreement as an Exhibit to the Form 8-K as well as issue a press release regarding this Agreement (a copy of the press release which will be provided to ThinkFire before its issuance).

            This provision does not alter the restrictions on the disclosure of confidential information set forth in the NDA referenced in Section 8.1 of this Agreement and, subject to the provisions of such NDA, will not be construed so as to delay or restrict any Party from disclosing any information required to be disclosed in order to comply with any applicable laws, rules or regulations. Notwithstanding the foregoing, but subject to any applicable laws, rules or regulations, all Parties will be entitled to list the names of the other Parties, to make general references to the basic nature of the relationship between the Parties under this Agreement and to generally describe the Services without identifying potential Licensees.

            10.12 SEVERABILITY

            If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired, and such provision will be deemed to be restated to reflect the original intentions of ThinkFire and Network-1 as nearly as possible in accordance with applicable law.

            10.13 COUNTERPARTS

            This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one instrument.

            10.14 GOVERNING LAW

            The laws of the State of New York, U.S.A. will govern this Agreement, without giving effect to any choice-of-law rules that result in the application of another jurisdiction's laws.

            10.15 THINKFIRE -- NOT THE PRACTICE OF LAW

            Network-1 and ThinkFire expressly acknowledge that they have been fully and adequately represented by legal counsel of their own choosing in the preparation and negotiation of this Agreement. All communications between ThinkFire and Network-1 will be with counsel for Network-1 and will be treated as materials prepared in accordance with and under the work product doctrine in recognition by the Parties of the likelihood for litigation to occur. Further, neither the performance under this Agreement nor the writings, statements or other acts or omissions of any consultant, agent, employee, in-house legal counsel or non-employee legal counsel engaged by or acting for or on behalf of ThinkFire shall be deemed to constitute the providing of legal advice nor the practice of law on behalf of or for the benefit of Network-1. All legal matters for or on behalf of Network-1 will be the sole and exclusive responsibility of Network-1. All Parties will avail itself themselves of legal counsel or representation of its choosing as it deems appropriate to represent its interests.

            10.16 NON-SOLICITATION

            To the extent permitted by law, during the Term of this Agreement, and for one year thereafter, all Parties agree not to solicit for employment purposes the employees of the other Parties or any of their Related Companies.





                  [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date:

                                    NETWORK-1 SECURITY SOLUTIONS, INC.



                                    By: /s/ Corey M. Horowitz
                                       --------------------------------------
                                          Corey M. Horowitz, Chairman and CEO


Date:  11/30/04
     -------------
                                    THINKFIRE SERVICES USA, LTD.



                                    By: /s/ Daniel P. McCurdy
                                       --------------------------------------
                                          Daniel P. McCurdy, President and CEO


Date:  11/30/04
     -------------

                                   APPENDIX 1

                        ADDRESSES FOR NOTICES RELATED TO
                          THE MASTER SERVICES AGREEMENT

--------------------------------------------------------------------------------
Network-1 Security Solutions, Inc.              ThinkFire Services USA, Ltd.
445 Park Avenue, Suite 1028                     P.O. Box 4013
New York, New York                              Clinton, New Jersey 08809
Attn:  Corey M. Horowitz, Chairman
and CEO                                         For Overnight Express Delivery:
Telephone:  (212) 829-5770
Fax:  (212) 829-5771                            ThinkFire Services USA, Ltd.
                                                53 Frontage Road
                                                Perryville Corporate Park,
                                                Perryville III
                                                Clinton, New Jersey  08809
                                                Telephone:  908-713-3800
                                                FAX:  908-713-3838
--------------------------------------------------------------------------------

                                   APPENDIX 2

                            NON-DISCLOSURE AGREEMENT

            This NON-DISCLOSURE AGREEMENT (the "NDA") is made and entered into as of November __, 2004 (the "Effective Date") between ThinkFire Services USA Ltd. ("ThinkFire") and Network-1 Security Solutions, Inc. ("Network-1").

            WHEREAS, ThinkFire and Network-1 desire to disclose to each other Proprietary Information (as defined below) for the purpose of implementing a Master Services Agreement (the "Agreement") between the parties having the same Effective Date as this NDA and to facilitate ThinkFire Services to be provided to Network-1 thereunder (the "Purpose").

            1. ThinkFire and Network-1 agree as follows:

            1.1 ThinkFire and Network-1 each agree to employ reasonable efforts to keep in confidence and prevent the disclosure to any person(s) outside their respective organizations or any person(s) within their organizations not having a need to know, all information received by a receiving party from the other (disclosing) party which is designated in writing or by appropriate stamp or legend to be of a proprietary nature, as well as any information or data generated by the receiving party that evidences, records or is derived from such information (hereafter "Proprietary Information") and neither will use Proprietary Information for purposes other than the Purpose of this Agreement. All information to be treated as Proprietary Information shall be in written or other tangible graphic form (hereinafter "written material," or "writing") at the time of disclosure. Notwithstanding any other provision in this agreement, neither party will be liable for disclosure or use of such information that is:

                        (a) in the public domain at the time of disclosure, or
            is subsequently made available to the general public without restriction by the disclosing party;

                        (b) known to the receiving party at the time of
            disclosure without restrictions on its use or independently developed by the receiving party without the breach of this Agreement;

                        (c) used or disclosed with the prior written approval of
            the disclosing party; or

                        (d) disclosed without restriction to the receiving party
            from a source other than the disclosing party who is not under any obligation of confidentiality with respect to such information.

            1.2 In the event any governmental or judicial order requires the disclosure of Proprietary Information by a receiving party, the receiving party shall promptly, but in any event prior to such disclosure, notify the disclosing party of the requirement and provide reasonable aid and assistance if the disclosing party indicates in a writing to the receiving party that it intends to oppose such governmental or judicial order. The receiving party shall not be liable for any disclosure of Proprietary Information made pursuant to such governmental or judicial order if it has complied with the provisions of this paragraph.

            1.3 No part of any written material will be labeled by a disclosing party as Proprietary Information that is not, in good faith, believed to contain Proprietary Information. A receiving party will have no obligation with respect to any portion of any written material, which is not so labeled. Any information received other than in a writing need not be treated as Proprietary Information unless it is identified by the disclosing party at time of disclosure as being Proprietary Information and a written summary of such disclosed information, specifically identifying the items of Proprietary Information, is furnished to the receiving party within thirty (30) business days after the non-written disclosure.

            1.4 If any portion of an item or collection of disclosed information is free from any obligation to be treated as Proprietary Information under any of the above exceptions, the remaining portion of that item or collection will continue to be subject to the prohibitions and restrictions of this NDA.

            2. Each party shall protect the Proprietary Information of the other party using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Proprietary Information as that party uses to protect its own Proprietary Information of comparable importance.

            3. The agents of the parties authorized to receive written Proprietary Information are:

            ThinkFire:  Daniel P. McCurdy, President and CEO, or other person(s)
                        designated by him;

            Network-1:  Corey M. Horowitz, Chairman and CEO, or other person(s)
                        designated by him;

            4. Prior to disclosure of Proprietary Information to any employee or contractor, each party shall fully advise such employee or contractor that he or she is required to hold in confidence all Proprietary Information and that such Proprietary Information is not to be disclosed to persons outside his or her organization or to any employee or contractor not directly concerned with furthering the Purpose of the Agreement. The parties shall maintain between themselves and their officers, employees and consultants duly binding agreements by such persons as may be necessary to fulfill their obligations under this NDA.

            5. This NDA may be terminated at any time by either party giving a thirty-day (30-day) prior written notice to the other party. Unless earlier terminated, this NDA and the exchange of Proprietary Information hereunder shall expire at the termination of the Agreement and any information exchanged after such termination or expiration shall not be considered Proprietary Information. The parties' obligation to protect Proprietary Information shall survive any such expiration or termination for a period of two (2) years.

            6. No rights or obligations other than those expressly recited herein are to be implied from this NDA. The disclosure of Proprietary Information hereunder shall not be construed as granting either a license under any Patent or Patent application or any right of use or ownership in said Proprietary Information. Nor shall such disclosure constitute any representation, warranty, assurance, guarantee or inducement by the disclosing party with respect to infringement of Patent or rights of third parties. NO WARRANTY OR REPRESENTATION AS TO THE ACCURACY, COMPLETENESS OR TECHNICAL OR SCIENTIFIC QUALITY OF ANY PROPRIETARY INFORMATION IS PROVIDED HEREIN. WITHOUT RESTRICTING THE GENERALITY OF THE FOREGOING, THE PARTIES MAKE NO REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PROPRIETARY INFORMATION DISCLOSED HEREUNDER.

            7. All documents, drawings and writings disclosing Proprietary Information and all copies thereof shall be returned promptly by a party to the other party upon receipt of a request therefore or following termination or expiration of this NDA, except that recipient may keep one archival copy for evidentiary purposes only.

            8. Other than the Agreement, this NDA merges all prior discussions and is the entire understanding and agreement of the parties relating to the protection of Proprietary Information in the course of performance under the Agreement; neither party shall be bound by any additional or other representation, condition, or promise except as subsequently set forth in a writing signed by the party to be bound. This NDA does not merge any part of the Agreement, or otherwise affect the scope, operation or performance under the Agreement.

            9. Neither party shall make any announcement or communicate any information to any third party concerning the terms of this NDA or the discussions pursuant hereto without the prior written approval of the other party.

            10. The parties shall adhere to any applicable U.S. and foreign export control laws and regulations and shall not export or re-export any technical data or products received hereunder, nor export or re-export the direct product of such technical data, except in compliance with the applicable export control laws and regulations of the U.S. and any foreign country.

            11. The validity and interpretation of this NDA shall be governed by the laws of the State of New York, U.S.A., applicable to agreements made and to be performed wholly within such jurisdiction, without regard to its conflicts of laws provisions.

            12. The terms of confidentiality under this NDA shall not be construed to limit either party's right to independently develop or acquire products without use of the other party's Proprietary Information, or to work with persons or entities that have independently developed information or materials similar to Proprietary Information received under this NDA. The disclosing party acknowledges that the receiving party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to Proprietary Information received under this NDA. Accordingly, nothing in this NDA will be construed as a representation or agreement that the receiving party will not develop or have developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in Proprietary Information received under this NDA, provided that the receiving party does not violate any of its obligations under this NDA in connection with such development.

            13. To the extent that there is a conflict between the terms of this NDA and the Agreement, the terms of the Agreement shall control.

            IN WITNESS WHEREOF, duly authorized representatives of the undersigned parties have executed this NDA as of the Effective Date.

                                    THINKFIRE SERVICES USA LTD.


                                    By:   _____________________________
                                          Daniel P. McCurdy
                                          President and CEO


                                    NETWORK-1 SECURITY SOLUTIONS, INC.


                                    By:   _____________________________
                                          Corey M. Horowitz
                                          Chairman and CEO

                                   APPENDIX 3

                              DESCRIPTION OF PATENT

U.S. Patent No. 6,218,930, entitled "Apparatus and method for remotely powering access equipment over a 10/100 switched Ethernet network", and any foreign counterparts, continuations, divisions, continuations-in-part, reissues thereof or any other applications claiming priority thereto.

                                   APPENDIX 4

                                STATEMENT OF WORK


================================================================================
               (a)     STATEMENT OF WORK (SOW) No. A-01
================================================================================

Subject to Master Services Agreement (MSA), effective November 30, 2004, between ThinkFire Services USA, Ltd. ("ThinkFire") and Network-1 Security Solutions, Inc. ("Client").

[_] This is an amendment to SOW No.
--------------------------------------------------------------------------------
(b) THINKFIRE IS HEREBY AUTHORIZED TO:

[X] Undertake Negotiations for Patent License(s) Covering Client's Worldwide Patent Portfolio

[_]  Negotiate Sales of Intellectual Property Assets of Client
--------------------------------------------------------------------------------
(c) WITH THIS/THESE POTENTIAL LICENSEE(S) AND CORRESPONDING THINKFIRE RATES AND TERMINATION FEE CAPS:

Potential Licensee      Termination Fee Cap            ThinkFire Rate (%)
Company Z               $xxx,000.00 (US Dollars)       See Schedule 1 (attached)



--------------------------------------------------------------------------------
(d) INITIAL VIEW OF POTENTIAL LICENSEE'S PRODUCTS IMPACTED BY THE CLIENT'S
PATENTS:
Potential Licensee                                      Initial View
Company Z                                               1.



--------------------------------------------------------------------------------
(e) THE TERMS THINKFIRE IS APPROVED TO NEGOTIATE WITH EACH POTENTIAL LICENSEE:
Potential Licensee                       Terms
Company Z                                ThinkFire is approved to negotiate a
                                         reasonable license based on mutually
                                         agreeable terms guided by the advice of
                                         an independent expert retained by
                                         ThinkFire and approved by Network-1.


--------------------------------------------------------------------------------

                                STATEMENT OF WORK

                                   SCHEDULE 1


                     ThinkFire Rates for Calculation of Fees

--------------------------------------------------------------------------------
    1     Licenses and settlements     xx% of Net Royalties1 for the 1st $xx
          obtained prior to the        million in Gross Royalties;
          commencement of any
          litigation against a         xx% of Net Royalties for the 2nd $xx
          potential Licensee           million in Gross Royalties;
          identified in any Statement
          of Work                      xx% of Net Royalties for the 2nd $xx
                                       million in Gross Royalties;

                                       xx% of Net Royalties for the 3rd $xx
                                       million in Gross Royalties;

                                       xx% of Net Royalties for when the
                                       cumulative Gross Royalties exceed $xx
                                       million in Gross Royalties
--------------------------------------------------------------------------------

    2     If litigation is commenced   xx% if litigation is commenced, but
          against a potential          settlement occurs prior to initiation of
          Licensee identified on a     a Markman hearing;
          Statement of Work, with
          respect to any settlement,   xx% if settlement occurs after Markman
          judgment, or license         hearing is commenced, but prior to final
          entered into with such       judgment;
          potential Licensee
                                       xx% of all settlement, judgment or
                                       license amounts reached or entered into
                                       following verdict

                                          o  If multiple defendants are present
                                             in a single case, rates apply to
                                             the aggregate settlement, judgment
                                             and license amounts for that case,
                                             regardless of whether all
                                             defendants were listed as potential
                                             Licensees in a Statement of Work
--------------------------------------------------------------------------------

    3     After the first litigation   xx% of Net Royalties for the 1st $xx
          has commenced against any    million in Gross Royalties;
          potential Licensee
          identified on any Statement  xx% of Net Royalties for the 2nd $xx
          of Work, with respect to     million in Gross Royalties
          each license, settlement,
          or judgment obtained         xx% of Net Royalties for the 2nd $xx
          thereafter for a potential   million in Gross Royalties;
          Licensee identified on any
          Statement of Work:           xx% of Net Royalties for the 3rd $xx
                                       million in Gross Royalties;
          a) if litigation is
          required, the rates in row   xx% of Net Royalties for when the
          2 shall apply;               cumulative Gross Royalties exceed $xx
                                       million in Gross Royalties
          b) if no litigation is
          required, the following
          rates shall apply
--------------------------------------------------------------------------------

--------
1 Net Royalties are calculated on a cumulative basis from all Statements of Work.

                                STATEMENT OF WORK

                                   SCHEDULE 2


                 THINKFIRE SCHEDULE OF HOURLY PROFESSIONAL FEES

                     Hourly Rates for Professional Services

CEO............................................      $xxx per hour
Vice President ................................      $xxx per hour
Senior Patent Attorney ........................      $xxx per hour
Patent Attorney................................      $xxx per hour
Managing Director .............................      $xxx per hour
Director ......................................      $xxx per hour
Senior Associate...............................      $xxx per hour
Associate .....................................      $xxx PEr hour